Execution Copy

ESCROW AGREEMENT

This Escrow Agreement is dated as of June 29, 2007 (this “Agreement”), among Mirabella Holdings, LLC, a Delaware limited liability company (the “Purchaser”), Leonard W. Burningham, as the Sellers’ Representative pursuant to the Purchase Agreement (the “Representative”), and Hughes Hubbard & Reed LLP, as escrow agent (the “Escrow Agent”). Capitalized terms used but not defined herein have the meanings assigned to them in the Stock Purchase Agreement dated the date hereof, among the Purchaser, the Sellers and the Company (the “Purchase Agreement”).

WHEREAS, the Purchaser and the Sellers have entered into the Purchase Agreement, pursuant to which, among other things, the Purchaser is concurrently herewith acquiring the Seller Shares from the Sellers; and

WHEREAS, concurrently herewith and in accordance with the terms and conditions set forth in Section 2.2 of the Purchase Agreement, the Purchaser is depositing with the Escrow Agent $75,000 of the Purchase Price (the “Escrow Deposit”) into an escrow account established on behalf of the Purchaser and those Sellers set forth on Schedule 2.3 to the Purchase Agreement (the “Escrow Account”); and

WHEREAS, in accordance with the terms and conditions of the Purchase Agreement, the Purchaser and the Representative have agreed that the Purchaser may from time to time proceed against the Escrow Fund in the event that the Sellers shall owe any amounts to the Purchaser pursuant to Article VII of the Purchase Agreement; and

WHEREAS, Escrow Agent is willing to establish the Escrow Account on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

1.        Appointment of Escrow Agent. The Purchaser and the Representative hereby appoint Hughes Hubbard & Reed LLP as escrow agent under this Agreement, and the Escrow Agent hereby accepts such appointment.

2.            Deposit of the Escrow Fund. Concurrently herewith, the Purchaser is causing the Escrow Deposit to be delivered to the Escrow Agent in accordance with the wire transfer instructions attached as Exhibit A hereto (as the same may be reduced by payment to the Purchaser or the Representative in accordance with the terms of this Agreement, the “Escrow Fund”), to be held and disposed of by the Escrow Agent in accordance with this Agreement.

3.	Investment of Funds.

(a)          The Escrow Agent shall deposit the monies in the Escrow Fund in an account with Citibank N.A. (or another bank or trust company having a capital and surplus of at least $50,000,000). Such monies shall be invested in: (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than 30 days from the date of acquisition; (ii) certificates of deposit and Eurodollar time deposits with maturities of 30 days or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 30 days and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $50,000,000 and a Keefe Bank Watch Rating of AB or better; (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above; (iv) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, and in each case maturing within six months after the date of acquisition; and (v) money market funds substantially all the assets of which consist of cash and securities and other obligations of the types described in the preceding clauses (i) through (iv).

(b)          All earnings on the Escrow Fund shall become part of the Escrow Fund and held by the Escrow Agent pursuant to the terms ands conditions of this Agreement.

(c)          Contemporaneously with the execution and delivery of this Agreement, the Purchaser and the Representative are each delivering a Form W-9 to the Escrow Agent.

4.	Disposition of Escrow Fund.
4.1	Disposition of Escrow Fund to the Purchaser.

(a)          If the Purchaser shall assert a claim against the Sellers for any Losses for which the Sellers may be responsible to any Purchaser Indemnified Person pursuant to Article VII of the Purchase Agreement (a “Claim”), the Purchaser shall give written notice of such Claim (a “Claim Notice”) to the Representative and the Escrow Agent. Each Claim Notice shall: (i) indicate that a Claim is being asserted; (ii) indicate in reasonable detail the amount of all Losses based upon, arising out of, asserted against, resulting from, imposed on, or otherwise in respect of such Claim (the “Claim Amount”); (iii) indicate the portion of the Escrow Fund payable to the Purchaser in connection with such Claim; and (iv) include a certification by the Purchaser that such Claim Notice has been delivered to the Representative and the Escrow Agent.

(b)          The provisions of Section 5 shall apply if, within three business days (as defined below) following receipt by the Escrow Agent of a Claim Notice (the “Claim Dispute Period”), the Escrow Agent receives from the Representative a written notice objecting to the payment of the portion of the Escrow Fund set forth in the Claim Notice (a “Claim Objection Notice”). A Claim Objection Notice shall: (i) indicate the Representative’s estimate of the portion, if any, of the Escrow Fund payable to the Purchaser in connection with such Claim Notice; and (ii) include a certification by the Representative that it has been delivered to the Purchaser and the Escrow Agent. If the Escrow Agent shall receive a Claim Objection Notice prior to the expiration of the Claim Dispute Period to which such Claim Notice relates, the Escrow Agent shall nevertheless distribute to the Purchaser the portion, if any, of the Escrow Fund payable to the Purchaser, as set forth in clause (i) of the prior sentence. If the Escrow Agent shall not receive a Claim Objection Notice prior to the expiration of the Claim Dispute Period to which such Claim Notice relates, the Escrow Agent shall distribute to the Purchaser the portion of the Escrow Fund payable to the Purchaser as set forth in the Claim Notice. As used in this Agreement, “business day” means any day except Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

4.2	Disposition of Escrow Fund to the Representative.

(a)          At any time after the 12-month anniversary of the date of this Agreement, to the extent that there are no outstanding Claims, the Representative may give a written notice (a “Payment Notice”) to the Purchaser and the Escrow Agent requesting to be paid all amounts remaining in the Escrow Fund at the time of such notice, together all interest earned by the Escrow Fund through and including the date of such payment. Each Payment Notice shall: (i) indicate the amount of the Escrow Fund payable to the Representative pursuant to such Payment Notice; and (ii) include a certification by the Representative that such Payment Notice has been delivered to the Purchaser and the Escrow Agent.

(b)          The provisions of Section 5 shall apply if, within three business days following receipt by the Escrow Agent of a Payment Notice (the “Payment Dispute Period”), the Escrow Agent receives from the Purchaser a written notice objecting to the payment of the portion of the Escrow Fund set forth in the Payment Notice (a “Payment Objection Notice”). A Payment Objection Notice shall: (i) indicate the Purchaser’s estimate of the portion, if any, of the Escrow Fund payable to the Representative in connection with such Payment Notice; and (ii) include a certification by the Purchaser that it has been delivered to the Representative and the Escrow Agent. If the Escrow Agent shall receive a Payment Objection Notice prior to the expiration of the Payment Dispute Period to which such Payment Notice relates, the Escrow Agent shall nevertheless distribute to the Representative the portion, if any, of the Escrow Fund payable to the Representative, as set forth in clause (i) of the prior sentence. If the Escrow Agent shall not receive a Payment Objection Notice prior to the expiration of the Payment Dispute Period to which such Payment Objection Notice relates, the Escrow Agent shall distribute to the Representative the portion of the Escrow Fund payable to the Representative as set forth in the Payment Notice (including any earnings thereon).

4.3          Method of Dispositions to the Purchaser or the Representative. Any disposition of the Escrow Fund to the Purchaser or the Representative pursuant to this Agreement shall be made by check payable in immediately available funds or by wire transfer to such account as may be designated in writing from time to time by the recipient to the Escrow Agent.

5.            Disposition of the Escrow Fund by Agreement of the Parties; Conflicting Demands. The Escrow Agent may dispose of all or a portion of any of the Escrow Fund in accordance with a written instruction signed by the Purchaser and the Representative, whether such disposition is pursuant to the terms of the Purchase Agreement or otherwise. If conflicting or adverse claims or demands are made or notices served upon the Escrow Agent with respect to any of the escrows provided for herein, then the Escrow Agent may refrain from complying with any such claim or demand so long as such disagreement shall continue. In so doing, the Escrow Agent shall not be or become liable for damages, losses, costs, expenses or interest to any person (as defined below) for its failure to comply with such conflicting or adverse demands. The

Escrow Agent may continue to so refrain and refuse to act until it shall have received certification satisfactory to it that such conflicting or adverse claims or demands shall have been finally determined by a court of competent jurisdiction that is not subject to further appeal or other appellate review, or shall have been settled by agreement of the parties to such controversy, in which case the Escrow Agent shall be notified thereof in a written notice signed by all such parties. The Escrow Agent may seek the advice of legal counsel in any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel. The Escrow Agent may also elect to commence an interpleader or other action for declaratory judgment for the purpose of having the respective rights of the claimants adjudicated, and may deposit with the court all funds held hereunder pursuant to this Agreement; and if it so commences and deposits, the Escrow Agent shall be relieved and discharged from any further duties and obligations under this Agreement. As used in this Agreement, “person” means an individual, corporation, partnership, joint venture, association, trust, limited liability company, unincorporated organization or other entity (including, without limitation, any governmental entity).

6.            Consent to Jurisdiction, Etc. The Purchaser and the Representative hereby consent to the exclusive personal jurisdiction over them by the Supreme Court of the State of New York, County of New York, and the United States District Court for the Southern District of New York and acknowledge that either of such courts is the proper and exclusive venue for any dispute with the Escrow Agent. The Purchaser and the Representative each hereby waive personal service of any summons, complaint or other process that may be delivered by any of the means permitted for notices under Section 13.2. In any action or proceeding involving the Escrow Agent in any jurisdiction, the Purchaser and the Representative each waive trial by jury in any such jurisdiction.

7.            Expenses of the Escrow Agent. The Purchaser and the Representative shall each pay one-half of any and all reasonable out-of-pocket costs and expenses incurred by the Escrow Agent in connection with the performances of its services hereunder, including, without limitation, the administration and investment of the Escrow Fund and the enforcement of this Agreement, including, without limitation, the reasonable disbursements and expenses of the Escrow Agent, provided that the Escrow Agent will not incur any such out-of-pocket expense in excess of $2,500 without the written consent of the Purchaser and the Representative.

8.            Reliance on Documents and Experts. The Escrow Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, statement, paper, document, writing or other communication (which to the extent permitted hereunder may be by telegram, cable, telex, telecopier, or telephone) reasonably believed by it to be genuine and to have been signed, sent or made by the proper person or persons, and upon opinions and advice of legal counsel (including itself or counsel for any party hereto), independent public accountants and other experts selected by the Escrow Agent.

9.            Status of the Escrow Agent, Etc. The Escrow Agent is acting under this Agreement as a stakeholder only and shall be considered an independent contractor with respect to the Purchaser and the Representative hereunder. No term or provision of this Agreement is intended to create, nor shall any such term or provision be deemed to have created, any principal-

agent, trust, joint venture, partnership, debtor-creditor or attorney-client relationship between or among the Escrow Agent and the Purchaser, on the one hand, or the Representative, on the other hand. This Agreement shall not be deemed to prohibit or in any way restrict the Escrow Agent’s representation (in its capacity as legal counsel) of the Purchaser or the Company or any of their respective affiliates, any of whom may be advised and/or represented by the Escrow Agent on any and all matters pertaining to this Agreement, the Purchase Agreement, the Escrow Fund or the Contemplated Transactions. The Escrow Agent’s duties and obligations hereunder are limited to those expressly set forth in this Agreement. The Escrow Agent may exercise or otherwise enforce any of its rights, powers, privileges, remedies and interests under this Agreement and applicable law or perform any of its duties under this Agreement by or through its partners, employees, attorneys, agents or designees. To the extent that the Purchaser and/or the Company may be represented by the Escrow Agent in connection with the transactions contemplated by the Purchase Agreement, the Purchaser and the Representative each hereby (i) waives any conflict of interest that may exist or occur as a result of such representation and consents to the continued representation of the Purchaser and/or the Purchaser or their affiliates by the Escrow Agent in connection with any action, suit or other proceeding relating to or arising out of this Agreement, the Purchase Agreement or the transactions contemplated hereby or thereby and (ii) acknowledges that neither the Purchaser, nor the Company nor any of their affiliates has waived any attorney-client privilege by virtue of the appointment of the Escrow Agent hereunder or the performance by the Escrow Agent of its obligations under this Agreement.

10.          Exculpation. The Escrow Agent and its designees, and their respective directors, officers, partners, employees, attorneys and agents, shall not incur any liability whatsoever for the investment or disposition of Escrow Fund or the taking of any other action or omission to act with respect to this Agreement, for compliance with any applicable law or regulation or any attachment, order or other directive of any court or other authority (irrespective of any conflicting term or provision of the Purchase Agreement), or for any mistake or error in judgment of the Escrow Agent or any act or omission of any other person engaged by the Escrow Agent in connection with this Agreement (other than for the Escrow Agent’s or such other person’s mistakes, errors in judgment, acts or omissions which have been determined in a final and non-applicable ruling by a court of competent jurisdiction to constitute gross negligence or willful misconduct).

11.          Indemnification. The Escrow Agent and its designees, and their respective directors, officers, partners, employees, attorneys and agents, shall be indemnified, reimbursed, held harmless and, at the request of the Escrow Agent, defended, by the Purchaser and the Representative from and against any and all claims, liabilities, losses and expenses (including, without limitation, the disbursements, expenses and reasonable fees of their respective attorneys) that may be imposed upon, incurred by, or asserted against any of them, arising out of or related directly or indirectly to this Agreement or the Escrow Fund, except such as are occasioned by the indemnified person’s own acts and omissions amounting to gross negligence or willful misconduct.

12.          Resignation of Escrow Agent; Appointment of Successor Escrow Agent. The Escrow Agent may, at any time, at its option, elect to resign its duties as Escrow Agent under this Agreement by providing written notice thereof to the Purchaser and the Representative. In such event, the Escrow Agent shall transfer the Escrow Fund to a successor independent escrow agent to be appointed by (a) the Purchaser and the Representative within 30 days following the receipt of notice of resignation from the Escrow Agent, or (b) the Escrow Agent, if the Purchaser and the Representative shall have not agreed on a successor escrow agent within the aforesaid 30-day period, as designated by the Escrow Agent in each case upon such appointment and delivery of the Escrow Fund to the successor Escrow Agent, the Escrow Agent shall be released of and from all liability under this Agreement; provided, however, that the obligations of the Purchaser and the Representative to pay expenses and to reimburse, exculpate, indemnify, hold harmless and/or defend the Escrow Agent pursuant to Sections 7, 10 and 11 shall continue in full force and effect with respect to any Escrow Agent resigning pursuant to this Section 12.

13.	Miscellaneous.

13.1       Fees and Expenses. The Purchaser and the Representative shall each be responsible for their own fees and expenses (including, without limitation, the fees and expenses of their accountants and counsel) in connection with the entering into of this Agreement and the performance by them of their obligations hereunder, except that: (i) in the event that, following delivery by the Representative of a Claim Objection Notice to the Purchaser and the Escrow Agent, the portion of the Escrow Fund actually paid to the Purchaser pursuant to the Claim Notice to which such Claim Objection Notice relates is closer to the amount set forth the Claim Notice pursuant to Section 4.1(a)(iii) than the amount set forth in the Claim Objection Notice pursuant to Section 4.1(b)(i), then the Representative shall pay all fees and expenses incurred by the Purchaser in connection with the defense of such Claim Notice; and (ii) in the event that, following delivery by the Representative of a Claim Objection Notice to the Purchaser and the Escrow Agent, the portion of the Escrow Fund actually paid to the Purchaser pursuant to the Claim Notice to which such Claim Objection Notice relates is closer to the amount set forth in the Claim Objection Notice pursuant to Section 4.1(b)(i) than the amount set forth in the Claim Notice pursuant to Section 4.1(a)(iii), then the Purchaser shall pay all fees and expenses incurred by the Representative in connection with the defense of such Claim Objection Notice.

13.2       Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by telecopier or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Purchaser, to:

Mirabella Holdings, LLC

c/o Richland, Gordon & Company

9330 Sears Tower

233 South Wacker Drive

Chicago, Illinois 60606

Attention: Alan D. Gordon

Telecopy No.: (312) 382-1150

and a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attention: Michael Weinsier, Esq.

Telecopy No.: (212) 422-4726

if to the Representative, to:

Leonard W. Burningham, Esq.

455 East 500 South, #200

Salt Lake City, UT 84111

Telecopy No.: (801) 355-7126

if to the Escrow Agent, to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attention: Michael Weinsier, Esq.

Telecopy No.: (212) 422-4726

13.3       Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its or his permitted heirs, successors and assigns.

13.4       Counterparts. This Agreement may be executed in one or more counterparts (including telecopy), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

13.5       Entire Agreement; No Third Party Beneficiaries. This Agreement and the Purchase Agreement (a) constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this

Agreement and the Purchase Agreement, and (b) are not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights or remedies.

13.6       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

13.7       Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of the other parties hereto, except that the Purchaser may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any purchaser or transferee of any of the Seller Shares or any Affiliate of the Purchaser, but no such assignment shall relieve the Purchaser of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

13.8       Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 13.8.

13.9       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

13.10     Amendments; Waivers. Any provision of this Agreement may be amended or waived, but only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

[The next page is the signature page]

IN WITNESS WHEREOF, this Escrow Agreement has been signed by or on behalf of each of the parties as of the day first above written.

MIRABELLA HOLDINGS, LLC

By:	Alan D. Gordon GS Trust
its member

By:	/s/ Alan D. Gordon
Name: Alan D. Gordon
Title: Trustee

/s/ Leonard W. Burningham
LEONARD W. BURNINGHAM, as the
Sellers’ Representative

HUGHES HUBBARD & REED LLP

as Escrow Agent

By:	/s/ Michael Weinsier
Name: Michael Weinsier
Title: Partner

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